LEWIS GALOOB TOYS, INC. AND SUBSIDIARIES

                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                       AND PREFERRED STOCK DIVIDENDS
                                      (in thousands, except ratios)



                                                                    Years ended December 31
                                    --------------------------------------------------------------------------------------
                                         1994             1993              1992             1991              1990
                                         ----             ----              ----             ----              ----
Net earnings (loss)                         $18,424        $(10,924)         $ (2,447)         $(7,540)          $(29,245)
Income tax                                      778                9               238                -                  -
                                           --------     ------------        ----------      -----------       ------------
Charge (credit)                              19,202         (10,915)           (2,209)          (7,540)           (29,245)
                                            -------       ----------        ----------        ---------          ---------
Fixed charges:
Interest expense                              2,609            1,836             1,550            1,775              3,046
Portion of rental expense                       505              483               613              728                625
                                            -------          -------           -------          -------            -------
Total fixed charges                           3,114            2,319             2,163            2,503              3,671
                                            -------          -------           -------          -------            -------
Earnings (loss) before
   income taxes and fixed
   charges                                  $22,316         $(8,596)        $     (46)         $(5,037)          $(25,574)
                                            =======         ========        ==========         ========          =========
Preferred dividends
   requirements                           $3,127(B)        $3,127(B)         $3,127(B)           $3,127             $3,127
Ratio of pretax income to
   net income                                  1.04             1.00              1.00             1.00               1.00
                                           --------         --------          --------         --------           --------
Preferred dividends
   factored                                   3,252            3,127             3,127            3,127              3,127
Total fixed charges                           3,114            2,319             2,163            2,503              3,671
                                           --------          -------           -------          -------            -------
Total fixed charges and
   preferred dividends                     $  6,366         $  5,446          $  5,290         $  5,630           $  6,798
                                           ========         ========          ========         ========           ========
Ratio of earnings to fixed
   charges and preferred
   dividends                                   3.51              (A)               (A)              (A)                (A)
                                          =========        =========         =========        =========          =========

(A) Earnings are inadequate to cover fixed charges and preferred dividends in 1993, 1992, 1991 and 1990.
(B)      Includes Preferred Stock dividends in arrears.


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


                               LEWIS GALOOB TOYS, INC. AND SUBSIDIARIES

                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     AND PREFERRED STOCK DIVIDENDS
                                     (in thousands, except ratios)


                                                              Three Months Ended                       Nine Months Ended
                                                                 Sept. 30                                 Sept. 30
                                                       -------------------------               --------------------------
                                                       1995                 1994                1995                1994
                                                       ----                 ----                ----                ----
Net earnings (loss)                                  $6,837               $3,909            ($1,421)             $12,014
Income tax                                                0                  163                   0                 477
                                                   --------              -------          ----------            --------
Charge (credit)                                      $6,837               $4,072            ($1,421)             $12,491
                                                     ------               ------            --------             -------
Fixed Charges:
   Interest expense                                     970                  597               2,357               1,730
   Portion of rental expense                            160                  130                 493                 369
                                                     ------               ------            --------             -------
   Total fixed charges                                1,130                  727               2,850               2,099
                                                     ------               ------             -------             -------
Earnings (loss) before income
   taxes and fixed charges                           $7,967               $4,799              $1,429             $14,590
                                                     ======               ======              ======             =======
Preferred dividends
   requirements                                     $781(B)              $781(B)           $2,345(B)           $2,345(B)
Ratio of pretax income to
   net income                                          1.00                 1.04                1.00                1.04
                                                       ----                 ----                ----                ----
Preferred dividends factored                            781                  812               2,345               2,439
Total fixed charges                                   1,130                  727               2,850               2,099
                                                      -----                  ---               -----               -----
Total fixed charges and
   preferred dividends                               $1,911               $1,539              $5,195              $4,538
                                                     ======               ======              ======              ======
Ratio of earnings to fixed
   charges and preferred
   dividends                                           4.17                 3.12                 (A)                3.22
                                                       ----                 ----                 ---                ----



(A) Earnings are inadequate to cover fixed charges and preferred dividends.
(B) Includes Preferred Stock dividends in arrears.

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